Exhibit 99.1

January 9, 2006

Mr. Paul Martin
Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, MO 63131

Dear Paul:

I am writing as a follow-up to our discussions concerning the terms under which you would agree to remain employed as the interim Chief Financial Officer of Charter Communications, Inc. ("Charter" or the "Company") until at least March 31, 2006. Based on our discussions, Charter is willing to provide the following retention and severance benefits to you upon the terms and subject to the conditions set out below in this letter:

1. You agree to remain employed in good standing as the interim Chief Financial Officer of the Company until at least March 31, 2006 or such time as the Company reassigns you or terminates your employment, whichever occurs first (the "Termination Date"). Any agreement for you to continue as Chief Financial Officer after March 31, 2006 would be subject to further discussions.

2. Until the Termination Date, you will be compensated in accordance with the terms of your April 2005 letter agreement. This includes eligibility for a bonus under the 2005 Executive Bonus Plan on the terms set out in your April 2005 letter agreement and your Employment Agreement. You will not participate in any executive incentive or bonus plan for 2006 unless otherwise agreed by the parties.

3. In return for your agreement to remain employed in good standing as the interim Chief Financial Officer of the Company until the Termination Date, Charter will provide you the following upon the terms and conditions of this letter agreement: (i) Charter will pay you on the Termination Date, as a special retention bonus (in addition to any amounts due to you under the 2005 Executive Bonus Plan) , a lump sum of $116,200, less withholding for applicable taxes and deductions; and (ii) for purposes of your Employment Agreement with the Company, Charter will treat (a) any termination of your employment by Charter after January 1, 2006, other than for Cause, Death or Disability, and (b) any termination by you of your employment after April 1, 2006 for any reason (including your voluntary resignation), as if your employment terminated without Cause as called for by Section 5.5.1 of your existing Employment Agreement provided that (x) the payment under Section 5.5.1 (a) will be calculated on the basis of your base salary as Controller and without regard to the additional compensation you have been receiving as interim CFO under your April 2005 letter agreement; (y) Section 5.5.1 (b) of your agreement will not be applicable; and (z) you will receive 3 months of outplacement assistance at a level and from a provider selected by Charter in its sole discretion. The special retention bonus described in 3 (i) above is contingent upon your executing and delivering to Charter, as of the Termination Date, the same standard separation agreement called for by Section 5.6 of your Employment Agreement with Charter (including a general release and waiver of all claims) with such changes and additions as Charter considers appropriate, and all conditions to the effectiveness of any such release having been satisfied. Payment of the retention and separation payments and other benefits described above will be delayed or structured to the extent you so request in such a manner as to avoid any adverse tax consequences of Section 409A of the Internal Revenue Code with respect to such payments and to otherwise comply with Section 409A.

4. During your employment with the Company you will continue to hold such offices and serve in such executive capacities as Charter may from time to time specify at the pleasure of the Board of Directors, will comply with the terms of your April 2005 letter agreement with Charter, and will perform, to the best of your ability, all executive duties, functions and assignments as the Company may assign to you from time to time. You will cooperate and assist in transitioning your duties to one or more other officers and provide such information as may be necessary for these executives to become fully acquainted with the details of the Company’s financial systems, condition and operation and perform the duties being transitioned to them. You will perform all of your duties in accordance with applicable laws and regulations and Company policies and the terms of your Employment Agreement and your April 2005 letter agreement. Employment will be on a full time basis unless otherwise agreed.

5. You will receive continuing vacation benefits for your time on the payroll and will be paid for any awarded but unused vacation as of your separation date, in accordance with Charter’s standard policy and the terms of your Employment Agreement.

6. The agreement to provide the payments and benefits set out above satisfy any rights or claims you may have under your Employment Agreement with Charter or otherwise in connection with your employment or termination. You reaffirm your obligations under and agree to remain bound by and to comply with the provisions of Sections 6, 7 and 8.2 of your Employment Agreement with Charter, and agree those provisions continue to apply to you, notwithstanding any termination of your employment, the reason for any termination of your employment, or any act, promise, decision, fact or conduct occurring prior to this date.

7. The Company will continue to provide you with any rights to indemnification contained in any of the Company’s organizational documents or in any corporate resolution extending indemnification rights to you.

8. This letter agreement supplements and amends the terms of your Employment Agreement with Charter and the April 2005 letter agreement.

This proposal is being entered into in order to resolve any outstanding issue between the parties on the matters addressed herein. Neither this letter, nor any of its terms constitute or should be construed as any admission or concern as to fault, liability or wrongdoing by any party, all of which are denied.

If the above terms are acceptable to you, then please sign below where indicated and return the signed letter to me. We will consider this proposal rejected if you do not sign and return this letter to me within 7 days of the date of this letter.

Sincerely,

CHARTER COMMUNICATIONS, INC.

By /s/ Grier C. Raclin                                                  Date January 9, 2006
Grier C. Raclin                           Mutually Agreed Acceptance Date
    EVP and General Counsel

Accepted and agreed as of a date mutually agreed upon

By /s/ Paul Martin
Paul Martin

cc.  Neil Smit
Lynne Ramsey
Tim White